FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

eCommerce Solutions Provider Jagged Peak

Appoints Albert Narvades As Chief Financial Officer

FORTUNE® 1000 financial executive joins Jagged Peak.

TAMPA, FLORIDA - Wednesday, November 30, 2011 - Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class eCommerce solutions and supply chain services announced today that Albert Narvades has been appointed Senior Vice President and Chief Financial Officer (CFO) effective November 21.

Prior to joining Jagged Peak, Albert was Controller for Vercipia Biofuels, a division of British Petroleum (BP). Prior to BP, Albert spent nearly a decade with various divisions of Walter Industries, Inc., in Tampa. During his last five years, he was Vice President of Finance for Walter Mortgage Company. Early in his career Albert worked as an Audit Manager for Ernst & Young.

"We are extremely pleased to have Albert join our executive team," says Jagged Peak CEO Paul Demirdjian. "His extensive knowledge of SEC reporting and SOX compliance plus his experience in developing accounting and reporting processes for top-tier enterprises will be instrumental in helping Jagged Peak optimize its operations and achieve its strategic goals."

A graduate of the University of Florida's Fisher School of Accounting, Albert has a Master of Accounting degree and Bachelor of Science in accounting. He has been a Florida-licensed CPA since 1995.

About Jagged Peak

Jagged Peak provides outsourced end-to-end eCommerce and supply chain solutions that enable manufacturers, distributors and consumer brand companies to quickly and cost-effectively establish and operate a direct online business. The cornerstone of Jagged Peak's solutions is the EDGE™ eCommerce platform. It is a fully web-based order management system that provides real-time order visibility throughout the entire order life cycle across multiple business units, distribution channels and trading partners. Jagged Peak's blue-chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers' acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2010.

Media Contact

Marjorie Bulone

Director of Marketing

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

800-430-1312

© Copyright 2011, Jagged Peak. All rights reserved.